UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 26, 2023

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

2750 Premiere Pkwy., Suite 100 Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

(678) 775-6900
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☒	☐	☒	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	DLA	NYSE American

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Election of Directors

On April 26, 2023, Dr. Bill C. Hardgrave was elected to the Board of Directors (the "Board") of Delta Apparel, Inc. (the "Company"), effective immediately.  Dr. Hardgrave is considered a leading authority on retail and supply chain strategies and technologies and is among a select group credited with establishing the business value of radio frequency identification (RFID) technology. Dr. Hardgrave brings to the Company an established record of strategic leadership and innovation across a variety of industries and organizations ranging from entrepreneurial start-up companies to some of the country’s largest universities, and has worked with global Fortune 100 companies and others throughout his career on strategies to leverage the commercial use of RFID and related technologies.  In addition, Dr. Hardgrave founded the Information Technology Research Institute and RFID Lab at the University of Arkansas’ Sam M. Walton College of Business and led a company that developed the first software commercially available for the transportation brokerage industry.

Since April 2022, Dr. Hardgrave has served as the President of the University of Memphis. He previously served at Auburn University as (i) the Provost and Senior Vice President for Academic Affairs from January 2018 to March 2022, (ii)  a member of the Auburn Research and Technology Foundation board of directors from 2011 to 2018 and the foundation’s President from 2018 to 2020, and (iii) the Dean and Wells Fargo Professor for the Raymond J. Harbert College of Business from 2010 to 2017. Dr. Hardgrave served in Professor, Ph.D. Coordinator, and related roles at the University of Arkansas’ Sam M. Walton College of Business from 1993 to 2010, including service as the Edwin & Karlee Bradberry Chair in Information Systems from 2001 through 2010.

Dr. Hardgrave has also served on numerous professional boards and committees and currently serves on the GS1 US Executive Leadership Committee.

Dr. Hardgrave will serve as a member of the Board's Corporate Governance Committee and Compensation Committee. The Board affirmatively determined that Dr. Hardgrave is independent under all applicable rules of NYSE American including with respect to his Compensation Committee membership.  There are no family relationships between Dr. Hardgrave and any other director or executive officer of the Company nor are there any transactions between Dr. Hardgrave or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission. Further, there is no arrangement or understanding between Dr. Hardgrave and any other persons or entities pursuant to which Dr. Hardgrave was appointed as a director of the Company.

Upon his election to the Board, Dr. Hardgrave became entitled to a prorated portion of the Company's non-employee director compensation. As such, Dr. Hardgrave is entitled to receive a prorated portion of the annual cash retainer of $40,000. Dr. Hardgrave will also be entitled to receive a prorated portion of the annual cash retainer of $6,000 for serving as a member of each of the Corporate Governance and Compensation Committees, reimbursement of his reasonable travel expenses incurred in connection with his attendance at Board and committee meetings, and up to $5,000 every two years for director education programs. In addition, non-employee directors of the Company are entitled to receive an annual equity grant of 3,000 restricted stock units under the Delta Apparel, Inc. 2020 Stock Plan. Dr. Hardgrave will receive a restricted stock unit award for a prorated number of restricted stock units for his service on the Board during the Company's 2023 fiscal year.

A copy of the Company’s press release relating to Dr. Hardgrave’s election is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

  Item 9.01.       Financial Statements and Exhibits.

         (d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by Delta Apparel, Inc. on May 1, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	May 1, 2023	/s/ Justin M. Grow
Justin M. Grow
Executive Vice President & Chief Administrative Officer